Exhibit 10.43
Terms of Retention Payment Program
Approved January 15, 2008
Retention Payment Terms
•	The participating officer will receive payment of the retention amount specified for such participant in the first quarter of 2011, provided the participant remains employed with Huntington through December 31, 2010.

•	In the event a change-in-control, as defined in Huntington’s forms of Executive Agreement, occurs prior to December 31, 2010, and the participant remains employed at the time of the change-in-control, the retention payment will be vested.
Schedule of Retention Payment Amounts for Executive Officers

Executive	Retention Payment
Daniel B. Benhase	$400,000
Richard A. Cheap	$200,000
Donald R. Kimble	$400,000
Mary W. Navarro	$400,000
Nicholas G. Stanutz	$300,000